EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-103248 on Form S-8 of Knology, Inc. and subsidiaries of our reports dated February 14, 2003 (except for Notes 2 and 11 as to which the date is December 1, 2003), relating to the consolidated financial statements and the consolidated financial statement schedule of Knology, Inc. and subsidiaries as of and for the year ended December 31, 2002 (which reports express unqualified opinions and include explanatory paragraphs relating to the Company’s change in its method of accounting for stock-based compensation to conform with Statement of Financial Accounting Standards No. 123 and to the Company’s change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142, and the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications), appearing in the Current Report on Form 8-K of Knology, Inc. filed on December 2, 2003.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

December 2, 2003